Exhibit 10.1

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

BETWEEN

MOTORSPORT GAMES LIMITED

AND

STEPHEN HOOD

DATED: April 19th, 2023

Parties

1.	Motorsport Games Ltd incorporated and registered in England and Wales with company number 12445844 whose registered office is at Silverstone Innovation Centre, Silverstone Park, Silverstone, NN12 8GX (Company, Employer or we).

2.	Stephen Hood, Field End, 3 Court Meadow, Gillingham, Kent, ME8 6HT, United Kingdom (Executive or you).

1. APPOINTMENT

Your appointment will be as Chief Executive Office (CEO) of Motorsport Games Inc, a Delaware corporation (“MSGM”) through your employment with the Company whose parent entity is MSGM, reporting to the board of directors of MSGM (the “Board”), and Executive accepts such employment and shall devote all of his business time, efforts and skills to diligently performing the duties described in this Statement of Terms and Conditions Of Employment (this “Agreement” or this “Contract of Employment”) for the benefit of Employer and its parent entity MSGM. Executive will serve as a member of the Board, if elected; provided that, upon termination of the Executive’s employment by Employer or Executive for any reason, the Executive shall resign from the Board and any other positions with the Group Company (including, without limitation, MSGM and the Company).

The Board may change your job title from time to time as it considers reasonable or necessary, which change shall be documented in writing.

Your continuous employment with the Company commenced on April 19th, 2023.

Your appointment under this Agreement will commence on April 19th, 2023

You warrant to the Company and MSGM that you are not entering into this Agreement in breach of any agreement with a third party and that you will not be restricted or prevented from undertaking or performing your duties hereunder by any such agreement.

This Agreement replaces any previous agreement(s), whether verbal or written, given to you at any time. You acknowledge that you are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained in this Agreement.

During your appointment, you will:

●	devote the whole of your working time, attention and abilities to the business on an exclusive basis and will not, without the prior written consent of the Board and the Company (such consent not to be unreasonably withheld) accept any other appointment, work for or be directly or indirectly engaged or concerned with the conduct of any other business;

●	loyally and diligently perform such duties and exercise such powers to the Company or any Group Company as the Company reasonably requires;

●	comply with the reasonable and lawful directions given from time to time by the Company, MSGM and/or the Board;

●	act in good faith and promote the interest and further business of the Company or any Group Company and not to and/or prevent there being done anything which may harm or be prejudicial or detrimental to the business of the Company or any Group Company;

●	disclose to the Company and MSGM any misconduct committed by yourself or any of your colleagues, including any intention by an employee to act in breach of their employment contract with the Company and/or Group Company, immediately upon becoming aware of it.

Notwithstanding the above, the Executive may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.

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2. CONDITIONS OF EMPLOYMENT

The offer of employment is dependent upon the Executive’s eligibility to work in the UK. The Executive is therefore asked to allow us sight of the following original documentation as soon as possible and certainly before their first day at work:

●	Passport, National Identity card or Birth certificate

Plus:

●	Work permit and/or Work Visa plus any letter from Home Office confirming right to work in the UK, if applicable.

●	Bank details: Current account number, sort code and name of account holder for payroll purposes.

If your entitlement to work in the UK comes from being an EU, EEA (including Iceland, Liechtenstein and Norway) or Swiss national or being a family member of such a person, then due to the UK’s departure from the European Union, you should ensure that you obtain ‘settled status’ within the timeframes set by the UK government, to ensure that your right to work in the UK is unaffected and that you can demonstrate the right to work in the UK. More information can be found on the UK Government’s website: https://www.gov.uk/eusettledstatus .. Please note that Irish citizens have the right to work in the UK under bilateral arrangements between the UK and the Republic of Ireland, and their right to work in the UK will not be affected by Brexit and they will continue to be entitled to work in the UK regardless of Brexit on the basis of being Irish, rather than EU, citizens.

3. SALARY

The Executive’s basic annual (‘base’) salary will be U.S. $245,000 per annum, less required deductions and as converted into British Pounds Sterling at the prevailing rate when payable. Furthermore, subject in each case to an approval by the compensation committee of the Board (the “Committee”), in the Committee’s sole and absolute discretion, and so long as MSGM’s Class A common stock is traded on Nasdaq Capital Market, the Executive may be eligible to receive the following pay increases when MSGM’s Market Cap (as defined below) targets set forth below are achieved from time to time by MSGM (such targets shall be deemed achieved if any 60 consecutive calendar days average closing trading price of the Class A common stock of MSGM is reached to achieve (as per the formula in the definition of “Market Cap”) the Market Cap applicable target set forth below):

●	Above U.S. $50 million Market Cap, the Executive’s base salary will be eligible to be increased by the Committee to U.S. $300,000 per annum

●	Above U.S. $100 million Market Cap, the Executive’s base salary will be eligible to increase to U.S. $375,000 per annum

●	Above U.S. $200 million Market Cap, the Executive’s base salary will be eligible to increase to $440,000 per annum

●	Above U.S. $300 million Market Cap, the Executive’s base salary will be eligible to increase to $500,000 per annum

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“Market Cap” shall mean the U.S. dollar amount equal to the product of (i) the per share closing trading price of the Class A common stock of MSGM on Nasdaq Capital Market on the day of determination of the Market Value and (ii) the number of issued and outstanding shares of MSGM’s Class A common stock on the day of determination of the Market Value.

Executive salary shall accrue from day to day and be paid monthly in arrears, less required deductions on or about the 28th of each month directly by bank credit transfer. Please note that your salary is a confidential matter between yourself and the Company and should not be discussed outside these two parties, unless disclosure of salary information is required by law and/or rules or regulations, including, without limitation, the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) for purposes of current, quarterly and annual reporting, disclosures of executive compensation and other requirements thereunder.

The Company may deduct from the salary, or any other sums owed to you, any money owed to the Group Company by you. In addition, the Company reserves the right to deduct from your salary one day’s pay for each day (including part of a day) of unauthorised absence (calculated as 1/260 of your salary for each day). Unauthorised absence shall include any absence from work unless due to:

a)	Genuine sickness which has been notified to the Company in accordance with the Absence through Sickness and Injury clause below;

b)	Absence for which the Company has given permission; or

c)	Genuine reasons outside your control which are acceptable to the Company.

4. BONUS

You will be eligible to participate in the Company’s applicable UK sub-plan to MSGM’s Incentive Compensation Plan (“ICP”). Subject to the Company’s stockholders approving an amendment to the ICP to increase the number of shares of MSGM’s Class A common stock to become available for awards under the ICP, the Committee may recommend, at the Committee’s sole discretion to make annual grants, or bonus amounts to you of stock options for such number of MSGM’s Class A shares common stock that would equal to your then applicable base annual salary divided by the closing trading price of MSGM’s Class A shares on the date of each such grant, which, if granted, would vest in three equal annual instalments from the date of each grant, in each case subject to the terms and pursuant to the Company’s standard forms under the applicable sub-plan to ICP. Details of the ICP and the UK sub-plans to the ICP can be found in MSGM’s public filings with the SEC.

Furthermore, subject in each case to (a) an approval by the Committee, in the Committee’s sole and absolute discretion, (ii) as MSGM’s Class A common stock continuing to be traded on Nasdaq Capital Market, (iii) the Company’s stockholders approving an amendment to the ICP to increase the number of shares of MSGM’s Class A common stock to become available for awards under the ICP and (iv) the ICP having sufficient number of Class A shares of Common stock of MSGM available for the awards below (in addition to the annual awards to employees and independent contractors and awards to the independent directors of MSGM), the Executive may be eligible to receive the following bonus payments when MSGM’s Market Cap targets set forth below are achieved from time to time by MSGM (such targets shall be deemed achieved if any 60 consecutive calendar days average closing trading price of the Class A common stock of MSGM is reached to achieve (as per the formula in the definition of “Market Cap”) the Market Cap applicable target set forth below):

●	U.S. $50 million Market Cap, the Executive will be eligible to receive a one-time cash bonus of U.S. $100,000, converted into British Pounds Sterling at the prevailing rate when payable, less required deductions.

●	U.S. $100 million Market Cap, the Executive will be eligible to receive such number of stock options that would equal 0.5% of the number of the total issued shares of MSGM Class A common stock on the date of the applicable grant (with exercise price equal to the closing trading price per share of such Class A common stock on the date of the applicable grant).

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●	U.S. $250 million Market Cap, the Executive will be eligible to receive such number of additional stock options that would equal 0.5% of the number of the total issued shares of MSGM Class A common stock on the date of the applicable grant (with exercise price equal to the closing trading price per share of such Class A common stock on the date of the applicable grant).

●	U.S. $300 million Market Cap, the Executive will be eligible to receive (i) such number of additional stock options that would equal 0.5% of the number of the total issued shares of MSGM Class A common stock on the date of the applicable grant (with exercise price equal to the closing trading price per share of such Class A common stock on the date of the applicable grant) and (ii) as one-time U.S. $50,000 cash bonus, converted into British Pounds Sterling at the prevailing rate when payable, less required deductions.

Bonus payments are conditional on you being employed and not having given or received notice on the date any bonus would have otherwise been payable. Any bonus payment will not be pensionable except to the extent that it forms part of the Employee’s qualifying earnings under section 13(1) of the Pensions Act 2008.

5. HOURS OF WORK

The Executive’s working week consists of 40 hours per week, predominately 9am-6pm Monday through Friday, with one hour for lunch. However, your actual working hours will be discussed and agreed upon by the Board in line with the needs of the business. The Executive will be expected to work additional hours from time to time as required by the nature of your work, for the proper fulfilment of your post and the needs of the business and its clients.

The nature of your role with the company of your role with the company is such that there is no entitlement to additional payment (whether by overtime or otherwise) for hours worked in excess of your normal weekly working hours.

It is expected that in addition the Executive will work such hours as are necessary for the proper fulfilment of your post and the needs of the Business and its Clients.

6. PLACE OF WORK

The Executive will work for the company remotely, but will be required to visit the UK Office in Silverstone on occasion to meet the needs of the business.

The Executive may be required to work at other locations within the United Kingdom, whether on a temporary or permanent basis and overseas on a temporary basis in the performance of your duties. The Executive may be required to travel to any locations within the UK or globally, whether to clients’ offices, or to such offices as may be required. During your employment you shall not be required to work outside of the UK for a prolonged period of time which the company defines as more than two weeks.

7. EXPENSES

All reasonable expenses wholly, necessarily and exclusively incurred by the employee whilst on Motorsport Games business will be reimbursed subject to the guidelines outlined in the Company Travel and Expenses Policy.

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Employer will pay or reimburse the employee for all personal documented, reasonable and necessary (in line with Employer’s policies) out-of-pocket expenses related to business travel and meetings incurred by the Executive during the Term in the performance of the Executive’s duties hereunder.

Any credit card provided by the Company may only be used for expenses incurred by them in the course of your employment.

8. HOLIDAYS

In addition to the 8 recognized Bank and other Public Holidays (or days in lieu where the Company requires the Executive to work on a public holiday), Executive’s paid annual holiday entitlement is 25 days. The Executive’s annual leave entitlement shall rise by one additional day for each complete calendar year of service, up to a maximum of 30 days. Any entitlement to a part day’s holiday will be rounded up to the nearest half day.

The holiday year runs from January to December. At the Board’s discretion, you can carry forward up to 5 days of your holiday entitlement into the next holiday year.

You will not accrue entitlement to holidays beyond the statutory minimum if you are absent from work due to sickness for more than 14 consecutive days and as such any entitlement to holidays for the holiday year in which such absence takes place shall be reduced pro rata.

The Company may require the Executive to take, during their notice period, any accrued holiday to which they may be entitled.

The Executive may only take holiday at times that the Company have approved. You should always give reasonable advance notice of any proposed holiday dates. In the unlikely event that the Company requires you to cancel approved pre-booked holiday for business reasons, you may be reimbursed for any irrecoverable cost and every effort will be made to agree suitable alternative holiday dates with you.

Please refer to the Employee Handbook for specific rules regarding holiday entitlement and booking arrangements.

If you leave employment part way through a holiday year, your entitlement to holiday will be calculated on a pro rata basis. If upon leaving you have any outstanding annual holiday entitlement you will receive a payment representing salary for the number of days’ outstanding for the current holiday year. Alternatively, if you have taken annual holiday in excess of your accrued entitlement, a deduction equivalent to salary for the additional holiday taken will be made from any final payment to you. The amount of such payment or deduction shall be 1/260th of your salary for each day.

9. ABSENCE THROUGH SICKNESS OR INJURY

The Company’s sick pay scheme operates on trust and the Company relies on the integrity and honesty of the Executive to comply with the spirit of the scheme as well as the detailed rules set out in the Company’s policy. Anyone abusing the scheme will be dealt with under the disciplinary procedure.

If you are absent from work and your illness or injury prevents you from working the following sick pay benefits will apply, provided that you have complied with all rules and procedures and that the Company is satisfied with the reason(s) given for the absence.

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During your first six months of service, any period of sickness absence will be paid at the Statutory Sick Pay rate (if you are entitled to receive SSP). After this time the Company may in its absolute discretion pay sick pay above your SSP entitlement. Should the Company choose to exercise its discretion in this way it will pay only for certain maximum periods as follows (and any such payment shall be inclusive of any entitlement to SSP):

●	After 6 months of service the maximum period during which you may receive full pay during sickness absence is 5 working days.

●	At 1 years’ service, the maximum period during which you may receive full pay during sickness absence is 15 working days.

●	After 2 years’ service, the maximum period during which you may receive full pay during sickness absence will be 30 working days.

These maximum benefits apply to consecutive or to aggregate periods of sickness absence and run for a rolling twelve-month period starting with the first day of any sickness absence.

If during any period of sickness absence, you are receiving salary payments but are not eligible for SSP, the Company may deduct from salary any benefits in relation to sickness or incapacity which you are entitled to claim (whether or not claimed). If the incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. You shall if required by the Company, refund to the Company that part of any damages or compensation recovered by you relating to the loss of earnings for the period of the incapacity as the Company may reasonably determine less any costs borne by them in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of incapacity.

Where reference is made in these rules to SSP it shall be deemed to include any state sickness benefit which may be introduced in the future to replace SSP. If you require any further information about your eligibility for SSP you should contact your local Job Centre.

Your qualifying days for SSP purposes are Monday to Friday.

The rights of the Company to terminate your employment under the terms of this agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay or other benefits.

The following absence reporting procedures form part of the contract of employment:

Notifying absence due to sickness

If you are unable to attend work due to illness or injury the procedure is as follows:

a)	By 10am on your first day of absence, you must contact your line manager (and a member of Human Resources via whatever method has been agreed upon, stating that you are out sick and the expected period of absence. It is not sufficient to leave messages with colleagues. You must keep your manager informed of the progress of your recovery. To this end, you must again contact them on each subsequent day of absence, to discuss the progress of your recovery, unless another interval is agreed. If the incapacity lasts for between one and seven days (including a Saturday and/or Sunday), you must comply with the Company’s self-certification process.

b)	If you are absent for more than seven days, you must forward a medical certificate issued by your GP to your manager without delay. If a delay is unavoidable, you should inform your manager immediately.

c)	If the absence continues, and further medical certification is required, you must continue to send medical certificates without delay.

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The Company may, at the Company’s expense and at any time (whether you are absent from work or not), require you:

a)	to obtain and give to the Company a medical report from your GP or another person responsible for your clinical care; and/or

b)	to be examined or tested by a medical practitioner appointed by the Company so that the Company can receive medical advice about you.

You agree to consent to any such request. Furthermore failure without good cause to attend or arrange medical appointments may be deemed a disciplinary offence. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

10. OTHER PAID LEAVE

You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time:

a)	statutory maternity leave;

b)	statutory paternity leave;

c)	statutory adoption leave;

d)	shared parental leave;

e)	parental bereavement leave

Further details of such leave are available from Human Resources. The Company may replace, amend or withdraw the Company’s policy on any of the above types of leave at any time.

11. PENSION

The Company will comply with its obligations under the Pension Act 2008. Further details of your entitlement will be provided upon joining the Company.

12. NOTICE

The first 6 months of the appointment shall be a probationary period and the Appointment may be terminated during the probationary period on one month’s notice by either party. The Company may at its discretion extend the probationary period for up to a further 6 months. During the probationary period the Employee’s performance and suitability for continued employment will be monitored and will be reviewed at the end of month three. At the end of the probationary period the Employee will be informed in writing if they have successfully completed their probationary period.

Except in the event of gross misconduct, warranting summary dismissal, and subject to the other terms of your employment, following the successful completion of your notice period your employment will continue until either party gives the other three months written notice to terminate. Instead of requiring you to work during your notice period (or any remaining part of it), the Company may at its discretion choose to terminate your employment immediately and pay a sum equivalent to your gross basic salary (less appropriate PAYE deductions) in lieu of your notice period (or the remaining part of it) (Payment in Lieu).

This Payment in Lieu will be equal to the basic salary as at the date of termination. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

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b)	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

The Company may pay any sums due under this clause in equal monthly instalments until the date on which the notice period referred to in this clause would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

You have no right to receive a Payment in Lieu unless the Company has exercised its discretion to make such a payment. Nothing in this clause shall prevent the Company from terminating your employment in breach.

The Company may, notwithstanding any other provisions of this contract, and irrespective of whether the grounds for termination arose before or after the contract began at any time by notice in writing to you, terminate your employment with immediate effect and without Payment in Lieu:

a)	If you are convicted of a criminal offence other than one which, in the option of the Board, does not affect your position as an employee of the Company;

b)	If you are guilty of any serious misconduct in connection with or affecting the business of the Group;

c)	If you commit any serious or repeated breach of your obligations or are guilty of serious neglect or negligence in the performance of your duties;

d)	If you behave in a manner (whether on or off duty) which is likely to bring the Company into disrepute or prejudice its interests, or which seriously impairs your ability to perform your duties, including being in possession of illegal controlled substances.

If the Company wishes to terminate your employment, or if you wish to leave its employment, before the expiry of the notice, and whether or not either party has given notice to the other under that clause, the Company may require you to perform duties not within your normal duties or special projects or may require you not to attend for work for a period equivalent to the notice period required to be given by you to terminate the contract (“Garden Leave”). If the Company elects to place you on Garden Leave for any period you must remain available throughout that period for work on a daily basis and holiday taken (if any) must still be booked in the normal way. Furthermore the Company may require you to not contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company during any period of Garden Leave.

During any period of Garden Leave you will remain an employee of the Company. You will continue to receive your salary and other contractual entitlements and to be bound by all the terms of this Agreement. You will not directly or indirectly work for any person, have any contact with any Client of the Group or, for business purposes, any such employee without the prior written agreement of the Company.

On the termination of your employment or upon the Company exercising its rights under the previous clause, you will at the request of the Company resign without claim for compensation from any directorships or other posts or offices held by you in the Group or in connection with your employment. If you fail to do so, the Company may nominate someone on your behalf to sign such documents and to take such other steps as are necessary to give effect to such resignations.

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13. CONFIDENTIALITY

For the purposes of this clause the following definitions shall apply:

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or such Group Company and trade secrets, including information which the Executive develops, creates, receives or obtains), including, without limitation,

a)	technical data and know-how relating to the business of the Company or any Group Company or any of its (or their) shareholders, investors, advertisers, clients, customers or commercial partners;

b)	information relating to the Group’s products/services (actual or proposed), industry knowledge and research, work processes and concepts, strategies, training programmes, new methods of advertising, and the Group’s “customer intelligence”;

c)	the identity of customers, potential customers, investors, potential investors, suppliers, potential suppliers, resellers and potential resellers, their contact details (including contact names, telephone numbers and postal and email addresses), terms of business, requirements and prices charged and all other confidential aspects of their business relationships (or potential business relationships) with the Company and/or any Group Company;

d)	business methods, plans, strategies (including pricing strategies) marketing plans, sales forecasts, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists and discount structures, the marketing or sales of any past, present or future products or services of the Company and/or any Group Company and advertising and other promotional material;

e)	confidential management and financial information, management systems, maturing business opportunities, results and forecasts (including draft, provisional and final figures), including dividend information, turnover and stock levels, profits and profit margins, credit policies, credit procedures, payment policies, payment procedures and systems for the same whether of the Company or any Group Company;

f)	any confidential proposals relating to the acquisition or disposal of any part or the whole of a company or business or to any proposed expansion or contraction of activities including future projects, business development or planning, commercial relationships or negotiations;

g)	confidential details of, and personal data relating to, employees, workers, consultants and officers (including agency workers) and of their performance and of the remuneration, fees and other benefits paid to them;

h)	any litigation or threatened action involving the Company or any Group Company; and

i)	any information which is treated as confidential or which the Executivee is told or ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence.

You acknowledge that during your employment with the Company you will have access to and will be entrusted with Confidential Information.

You will not during the course of your employment (otherwise than in the proper performance of your duties, and then only to those who need to know such information or secrets) or at any time thereafter, (except with the prior written consent of the Company or as required by law):-

a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

b)	cause or facilitate any unauthorised disclosure through any failure by you to exercise all due care and diligence; or

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c)	make use (other than to the benefit of the Group) of copy or memorise with a view to divulging to any person, company or using for any purposes (other than those of the Company or any Group Company): any Confidential Information.

You will also use your best endeavours to prevent the publication or disclosure of any such Confidential Information. These restrictions will not apply to:

a)	any information which has become available to the public generally, otherwise than through unauthorised disclosure;

b)	any use or disclosure authorised by the Managing Director or required by law;

c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; and

d)	prevent the Employee from reporting any matter to the police or responsible regulator.

Further, you agree that during the course of your employment you shall not make any adverse or derogatory comment about the Group Company, its directors or employees (including former directors and employees) and you acknowledge that a breach of this obligation will be considered a serious disciplinary matter.

14. DATA PROTECTION

As your employer, the Company needs to keep and process information about you for normal employment purposes, and as a company pursuing digital media activities, we may sometimes need to process your data to pursue our legitimate business interests. The information we hold, and process will be used for our management and administrative use only. We will keep and use it to enable us to run the business and manage our relationship with you effectively, lawfully and appropriately, during the recruitment process, whilst you are working for us, at the time when your employment ends and after you have left. This includes using information to enable us to comply with the employment contract, to comply with any legal requirements, pursue the legitimate interests of the Company and protect our legal position in the event of legal proceedings. By applying for and entering into employment with us, you hereby grant consent for the Company to process this data for the above-mentioned purposes, and in accordance with our Employee Handbook. If you do not provide this data, we may be unable in some circumstances to comply with our obligations and we will advise you about the implications of that decision. Further details are as set out in the Company’s data protection policy, available from Human Resources.

You shall comply with the data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours. You will also comply with our IT and communications systems policy.

You are responsible for updating Human Resources of any changes to your home address and other contact details.

15. MONITORING

You agree that the Company, or any other member of the Group, may monitor, intercept or record your use of company equipment including, but not limited to, email and internet usage.

16. E-MAIL, INTERNET AND SOFTWARE ACCEPTABLE POLICY

Executive must be aware and adhere to Company’s Computer and the Internet Policy, a copy being available from Human Resources. Failure to comply with the provisions of this policy may lead to disciplinary action up to and including termination of employment. This is a policy document which does not form part of your terms and conditions of employment and which may be changed from time to time.

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17. CONVICTIONS

You are required to disclose any conviction which is not spent by virtue of the Rehabilitation of Offenders Act 1974. Similarly, if you receive any conviction during your employment, it should be disclosed to the Company.

If your conviction affects your employment with the Company, it may be necessary to terminate your Contract of Employment. A conviction which the Company considers irrelevant to the job will not be taken into consideration.

18. MEMBERSHIP OF TRADE UNIONS

There are no collective agreements in existence which directly affect your terms and conditions.

19. GRIEVANCE PROCEDURES

The Company recognises that misunderstandings or grievances may sometimes occur. It is vital these grievances are brought out into the open and resolved fairly and as quickly as possible. In most cases, this can be done on an entirely informal basis. However, there may be occasions when a more formal approach is needed.

If you have a grievance relating to your employment, you should in the first instance raise this with the Board. The Company’s Grievance Procedure is available from Human Resources. This procedure is non-contractual and the Company reserves the right to amend the terms of the Procedure from time to time.

The Grievance Procedure is a policy document only. As a policy document, it does not form part of your terms and conditions of employment and accordingly the Company may change it from time to time or decide not to follow it.

20. DISCIPLINARY PROCEDURES

Executive is expected to behave in a responsible manner at all times and are also expected to comply with the standards, practices, policies and reasonable instructions that are essential for the efficient operation of the business and for the well-being, health and safety of those employed in it. Failure to meet these standards renders an employee liable to disciplinary action. A copy of the Company’s Disciplinary Policy is available from HR.

The Company may suspend you for however long it considers appropriate to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. The Company may attach conditions to any such suspension. You must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work, although the Company reserves the right to withdraw and/or defer pay and/or benefits in appropriate circumstances. Before doing so, the Company would normally follow the procedure set out in the Company’s Disciplinary Policy.

If you wish to appeal against a disciplinary decision you may apply in writing to the Executive Director of Human Resources.

The Disciplinary Policy is a policy document only. As a policy document, it does not form part of your terms and conditions of employment and accordingly the Company may change it from time to time or decide not to follow it.

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21. COMPANY POLICIES AND PROCEDURES

The Employee Handbook contains details of the Company’s Policies and Procedures, as well as other employment-related information.

22. INTELLECTUAL PROPERTY

For the purposes of this clause the following definitions shall apply:

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

You shall disclose to the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely.

You irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this Agreement.

You irrevocably appoint the Company to be your attorney to sign any document required and to use your name for the purpose of giving the Company (or its nominee) the benefit of this clause and acknowledge in favour of any interested third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause be conclusive evidence of such authority.

You agree to waive and not assert any moral rights to which you may be entitled under the CPA in respect of any work done by you, the rights in which are vested in the Company. Any credit for work done will be given at the sole discretion of the publisher.

23. RESTRICTIONS AFTER EMPLOYMENT

For the purposes of this clause the following definitions shall apply:

Capacity: as agent, consultant, employee, worker, director, owner, partner, shareholder or in any other capacity.

Prospective Customer: any firm, company or person with whom the Company or any Group Company was in discussions during the Relevant Period with a view to that organisation becoming a customer of the Company, and with whom you had dealings during the Relevant Period.

Relevant Period: the 12 month period prior to the Termination Date.

Restricted Business: those parts of the business of the Company and any Group Company with which you were involved to a material extent in the Relevant Period.

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Restricted Customer: any firm, company or person who, during the Relevant Period was a customer or Prospective Customer or in the habit of dealing with the Company or any Group Company and with whom you had dealings in the course of your employment.

Restricted Person: anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the Relevant Period in the course of your employment.

Team Member: anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you deal in the ordinary course of your employment.

Termination Date: the termination of the Executive’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

In order to protect the confidential information and business connections of the Company and each Group Company to which you have access as a result of your employment, you covenant with the Company that you shall not:

●	for 12 months from the Termination Date, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

●	for 12 months from the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

●	for 12 months from the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

●	during your employment with the Company work with any Team Member with a view to you and the Team Member leaving your employment with the Company for you to become employed in, or set up, a business which is directly or indirectly in competition with the Restricted Business.

The restrictions imposed on you by this clause 23 apply to you acting directly or indirectly; and on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

The periods for which the restrictions in this clause 23 apply shall be reduced by any period that you spend on Garden Leave immediately before the Termination Date.

If you receive an offer to be involved in a business concern in any capacity during the Employment, or before the expiry of the last of the covenants in this clause 23 you shall give the person making the offer a copy of this clause and shall tell the Company the identity of that person as soon as possible after accepting the offer.

If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company to perform Restricted Business for a business concern which is, or intends to be, in competition with any Restricted Business, you will not at any time during the 12 months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern under which you will perform Restricted Business on the behalf of that business concern.

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You acknowledge that during the course of your employment hereunder you are likely to have dealings with the clients, customers, suppliers and other contacts of the Company and agree that each of the restrictions in this clause 23 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted or the period of area of application reduced, you agree that such restriction shall apply with such modification(s) as may be necessary to make it valid and effective.

24. RETURN OF COMPANY PROPERTY AND PASSWORDS

Upon termination of your employment you must:

a)	immediately return all items of our property which you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, memory sticks, business cards, credit cards, documents or copies of documents); and

b)	if you have any document or information belonging to the Company on a personal computer (which is not to be returned under the above provisions), forward a copy to the Company and then irretrievably delete the document or information. You will permit the Company to inspect any such computer on request to ensure such steps have been taken.

If asked to do so, you must inform the Company of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

The Company reserves the right to withhold from final pay any costs associated with the return/collection of Company Equipment in the event the employee voluntary resigns within 90 days.

The Company may withhold payment of your final salary or any other payment due or outstanding upon termination of your employment until you have fully complied with your obligations to return property and reveal passwords.

25. HEALTH AND SAFETY

In accordance with health and safety legislation, you must:

a)	take reasonable care for the health and safety of yourself and other persons who may be affected by your acts or omissions;

b)	co-operate with the Company to enable the Company to ensure so far as is reasonably practicable the health, safety and welfare at work of all the Company’s employees and to comply with any other duties or requirements relating to health and safety; and

c)	not interfere with or misuse anything provided by the Company in the interests of health, safety or welfare.

26. LAY-OFF AND SHORT TIME WORKING

If there is a legitimate reduced need for employees to perform work of a particular kind on a temporary or permanent basis, or any other occurrence outside of the Company’s control which affects normal working, the Company shall be entitled at its discretion to lay you off or impose short-time working indefinitely or for such temporary period as the Company shall decide, in each case with immediate effect.

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While you are laid off you shall not be required to work and shall have no right to remuneration (subject to any right to receive a statutory guarantee payment in accordance with applicable legislation).

While you are on short-time working your working hours may be reduced as the Company may see fit and your remuneration shall be correspondingly reduced (subject to any right to receive a statutory guarantee payment in accordance with applicable legislation).

27. TRAINING

During the Appointment the Employee is entitled to take part in various training courses which the Company may provide from time to time in-house. Specific details of what courses might be available will be provided to the Employee within two months of the Commencement Date and it is anticipated will include training on compliance issues relating to responsibilities associated with working within a listed business.

28. GENERAL

This Agreement is entered into by the Company for itself and in trust for each Group Company, with the intention that each Company will be entitled to enforce the terms of this Agreement directly against you. The Contracts (Rights of Third Parties) Act 1999 will not create any rights in favour of you in relation to the benefits granted now or at any time in connection with your employment.

The Company reserves the right to make deductions from your wages/salary, or other amounts due to you, for the monies owed to the Company by you, or monies that become due to the Company from you, for any reason. Such deductions may include overpayments or wages/salaries, any losses sustained in relation to properties or monies of the Company, its customers or visitors or any other employee of the Company during your employment caused through your carelessness, recklessness or through your breach of the Company’s rules or any dishonesty on your part.

In the event of termination, all monies will become immediately payable and the Company reserves the right to withhold or deduct any money owing or due to be paid by you under this Agreement or otherwise from any money owing or due to be paid to you. In the event that monies are still outstanding, you will be asked to repay any sums within three months of the end of employment.

Any communications posted to you should be sent to your last known domestic address, according to the Company’s HR records.

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction in the English court to settle any disputes which may arise in the nature of this Agreement.

We reserve the right to make changes to any of your terms of employment at any time having regard to the changing needs and circumstances of the business. We will usually give you one month’s written notice of any change.

29. DEFINITIONS

Company, Employer or we: Motorsport Games Ltd.

Group Company: the Company, its Subsidiaries or Holding Company from time to time and any Subsidiary of any Holding Company from time to time (and “Group” will be interpreted accordingly).

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

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Please acknowledge your acceptance and agreement to the terms outlined by signing this contract and return a copy to the HR Department.

Signed:

Motorsport Games Ltd.

By:	/s/ Jason Potter
Name:	Jason Potter
Title:	CFO

I agree to the employment with the Company on the terms as set out above and confirm that I have received a copy of this Contract of Employment and have read and understood it and also that it supersedes any previous agreement between myself and the Company.

Signed:	/s/ Stephen Hood	Dated: April 17, 2023
Stephen Hood

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